Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Contact:
Tom Steinbauer
Senior Vice President, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000
Media Contacts:
Steve Frankel / Sharon Stern
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
AMERISTAR CASINOS ANNOUNCES SHARE REPURCHASE
FROM THE ESTATE OF CRAIG H. NEILSEN
LAS VEGAS, February 28, 2011 — Ameristar Casinos, Inc. (NASDAQ — GS: ASCA) today announced that it has entered into a binding agreement with the Co-Executors of the Estate of Craig H. Neilsen (the “Neilsen Estate”) to purchase 26,150,000 shares of Ameristar common stock held by the Neilsen Estate at a price of $17.50 per share, for a total price of $457,625,000. The shares to be repurchased represent approximately 45 percent of Ameristar’s outstanding shares and 83 percent of the Neilsen Estate’s current ownership in Ameristar. After giving effect to the transaction, the Neilsen Estate will own approximately 17 percent of Ameristar’s outstanding common stock. The transaction is expected to close in the second quarter of 2011, subject to financing and customary closing conditions, including receipt of any necessary gaming and other regulatory approvals.
In connection with the transaction, Ameristar plans to obtain approximately $2.1 billion in new debt financing, the proceeds of which will be used to retire its approximately $1.5 billion of existing indebtedness, to fund the share repurchase and for general working capital purposes.
As part of a comprehensive evaluation of strategic alternatives to enhance stockholder value, a special committee of Ameristar’s Board of Directors (the “Transaction Committee”), consisting entirely of independent and disinterested directors, evaluated and considered repurchasing from the

Neilsen Estate a portion of its shares. Following extensive evaluation and review of the potential repurchase with its independent financial and legal advisors, the Transaction Committee structured and negotiated the transaction and unanimously recommended its approval to the full Board, and the transaction was unanimously approved by directors participating in the vote. Ray Neilsen, Ameristar’s Chairman of the Board of Directors and Gordon Kanofsky, Ameristar’s Chief Executive Officer and Vice Chairman of the Board of Directors, who are also the co-executors of the Neilsen Estate, did not participate in the Board meeting at which the vote was taken. REGAL Capital Advisors, LLC provided a fairness opinion to the Transaction Committee and Lazard provided a fairness opinion to the Board.
Thomas Steinbauer, Chief Financial Officer of Ameristar, said, “We believe this transaction will meaningfully benefit Ameristar stockholders in that it is an excellent opportunity to acquire a substantial portion of the shares of a significant stockholder on an efficient and favorable basis to the Company, especially given the current conditions in the credit markets. Moreover, the repurchase allows Ameristar to enhance its financial flexibility and focus its energies on meaningful growth in the future. This transaction also allows the Company to opportunistically refinance its long-term indebtedness, which matures over the next few years. We expect that the transaction will be accretive with respect to earnings per share and free cash flow per share.”
Ray Neilsen said, “Gordy and I have great confidence in the execution of Ameristar’s strategy and the Company’s long-term growth potential. The decision to sell a significant portion of the Neilsen Estate’s Ameristar shares in the near term is based on the unique financial needs of the Estate and its beneficiaries, including The Craig H. Neilsen Foundation that my father established as his legacy to support spinal cord injury research and treatment.”
In connection with the transaction, at closing Ameristar will no longer qualify as a controlled company under NASDAQ listing rules and will therefore establish a nominating committee, and within 12 months of closing will have a majority of independent directors.
The Company noted that the fourth quarter of 2010 marked its second consecutive quarter of year-over-year net revenue growth and the second highest fourth quarter net revenue achieved by the Company in its history.

In addition, for the fourth quarter of 2010, the Company reported consolidated Adjusted EBITDA and Adjusted EPS (each as defined and reconciled in the Company’s press release dated February 9, 2011) of $77.5 million and $0.19, respectively, both increases over the prior year period.
REGAL Capital Advisors, LLC is serving as the Transaction Committee’s financial advisor and Brownstein Hyatt Farber Schreck, LLP is serving as the Transaction Committee’s legal advisor. Lazard and Bank of America Merrill Lynch are serving as the Company’s financial advisors and Gibson, Dunn & Crutcher LLP is serving as the Company’s legal advisor.
Centerview Partners LLC is serving as the financial advisor to the Neilsen Estate and Munger, Tolles & Olson LLP is serving as its legal advisor.
Forward-Looking Information
This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals, including with respect to the repurchase of shares from the Neilsen Estate and related financing plans, are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, including uncertainties concerning the completion of the repurchase transaction and the availability of financing, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2009, and “Item 1A. Risk Factors” and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the highest quality gaming experience and exceptional guest service has earned it leading positions in the markets in which it operates. Founded in 1954 in Jackpot, Nev., Ameristar has been a public company since November 1993. The Company has a portfolio of eight casinos in seven markets: Ameristar Casino Resort Spa St. Charles (greater St. Louis); Ameristar Casino Hotel East Chicago (Chicagoland area); Ameristar Casino Hotel Kansas City; Ameristar Casino Hotel Council Bluffs (Omaha, Neb., and southwestern Iowa); Ameristar Casino Hotel Vicksburg (Jackson, Miss., and Monroe, La.); Ameristar Casino Resort Spa Black Hawk (Denver metropolitan area); and Cactus Petes Resort Casino and The Horseshu Hotel and Casino in Jackpot, Nev. (Idaho and the Pacific Northwest).
Visit Ameristar Casinos’ website at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).